EXHIBIT 99.1

3790 Park Central Boulevard North

Pompano Beach, FL 33064

NEWS

June 2, 2009

FOR MORE INFORMATION:

954-917-4114

HOWARD L. EHLER, JR.

CHIEF OPERATING OFFICER

IMPERIAL INDUSTRIES, INC. REPORTS AMENDMENT

OF ITS CREDIT FACILITY WITH ITS

COMMERCIAL LENDER

Pompano Beach, FL………Imperial Industries, Inc. (Nasdaq CM: “IPII”) announced today that it has amended its line of credit with its commercial lender as of May 29, 2009. Borrowings under the line of credit are collateralized by and based upon eligible accounts receivable and inventory of it subsidiaries.

The amendment extended the maturity date of its line of credit from June 1, 2009 to June 10, 2009 and reduced the maximum credit amount based on eligible collateral, from $9,000,000 to $3,500,000. In addition, the amendment increased the interest rate under the line of credit to, at the Company’s option; either at prime rate plus 3%, or Libor plus 4%. Also, the amendment, further reduced the Company’s borrowing capacity, by shortening the time period accounts receivable remain unpaid from date of invoice to be considered eligible for borrowing purposes and lowered the rate of borrowings available against eligible inventory.

For further information and a more complete description of the terms of the amendment, please refer to the Company’s Current Report on Form 8-K filed with the Securities Exchange Commission today.

Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the States of Florida, Mississippi and Louisiana. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiary, Premix-Marbletite Manufacturing Co. The Company’s subsidiary, Just-Rite Supply, Inc., is engaged in the distribution of gypsum, roofing, stucco, insulation, doors, windows, lumber and other related products manufactured by other companies as well as the Company’s manufactured products. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including changes in economic, business, and competitive market conditions, and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors.” The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.